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                                                                     EXHIBIT 2

                     AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization (this "AGREEMENT") is dated as of August 15, 1996, (the "Agreement Date"), by and among Telecom*USA Publishing Group, Inc., an Iowa corporation with offices in Cedar Rapids, Iowa ("NORTH STAR"), and MCLEOD, INC., a Delaware corporation with offices in Cedar Rapids, Iowa ("BIG DIPPER").

     A. Subject to the terms of this Agreement, NORTH STAR will be merged with a newly formed Iowa corporation that will be organized as a wholly-owned subsidiary of BIG DIPPER, McLeod Reverse Merging Co. ("MERGECO") in a reverse triangular merger (the "MERGER") with NORTH STAR to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and a Plan of Merger in substantially the form of Exhibit A (the "Plan of Merger") and applicable law.

     B. Upon the effectiveness of the Merger, all the outstanding shares of NORTH STAR Common Stock (as defined below) will be converted into cash, except for certain shareholders who shall receive cash and shares of the BIG DIPPER Common Stock (as defined below), all as provided in this Agreement and in the Plan of Merger.

     The parties agree as follows:

1. CERTAIN DEFINITIONS. As used in this Agreement, the following terms will have the meanings set forth below:

     1.1. "BIG DIPPER Common Stock" means the Class A Common Stock, $0.01 par value, of BIG DIPPER.

     1.2. "NORTH STAR Common Stock" means the Common Stock, no par value, of NORTH STAR.

     1.3. The "Effective Time" means the time and date on which the Plan of Merger together with any required officers certificates and Articles of Merger reflecting the Merger, substantially in the form of Exhibit B (the "ARTICLES OF MERGER"), are filed with the office of the Iowa Secretary of State, and the Merger becomes effective under Iowa law.

     1.4. "NORTH STAR's knowledge" means the actual knowledge of the executive officers of NORTH STAR after due inquiry.

     1.5. "BIG DIPPER's knowledge" means the actual knowledge of the executive officers of BIG DIPPER after due inquiry.



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2.   PLAN OF REORGANIZATION.

     2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, NORTH STAR will be merged with MERGECO pursuant to this Agreement and the Plan of Merger and in accordance with applicable provisions of the laws of the State of Iowa as follows:

            2.1.1. Conversion of NORTH STAR Shares. Except as provided in
            Section 2.1.2, each share of NORTH STAR Common Stock issued and outstanding immediately prior to the Effective Time (other than NORTH STAR Dissenting Shares, as defined in Section 2.1.5) will by virtue of the Merger and at the Effective Time, and without the need for any further action on the part of any holder thereof, be converted into the right to receive $12.75 in cash, upon surrender of the certificates representing such shares of NORTH STAR Common Stock in the manner provided in Section 8.2.

            2.1.2. Other Conversions. Subject to the last sentence of this subsection, all shares of NORTH STAR Common Stock owned by Clark
            E. McLeod and Mary E. McLeod, after the exercise of all options, warrants and conversion of all debentures, will by virtue of the Merger and at the Effective Time, and without the need for any further action on their part, be converted into the right to receive $13,598,417 and 192,308 shares of BIG DIPPER Common Stock upon surrender of the certificates representing such shares of NORTH STAR Common Stock in the manner provided in Section 8.2. Subject to the last sentence of this subsection, all shares of NORTH STAR Common Stock held by the Art Christoffersen IRA will by virtue of the Merger and at the Effective Time, and without the need for any further action on its part, be converted into the right to receive 44,135 shares of BIG DIPPER Common Stock upon surrender of the certificates representing such shares of NORTH STAR Common Stock in the manner provided in Section 8.2. In the event that the average of the closing price per share of BIG DIPPER Common Stock as quoted on the NASDAQ National Market and reported in The Wall Street Journal for the five (5) days immediately preceding (but not including) the Effective Time, exceeds $32.50 per share, then BIG DIPPER has the option to elect to pay Clark McLeod, Mary McLeod and the Art Christoffersen IRA cash instead of the amount of BIG DIPPER Common Stock which would require an additional cash payment to Clark and Mary McLeod of $5,000,008 and as cash payment to the Art Christoffersen IRA of $1,147,500.

            2.1.3. Conversion of Non-Vested Options. All non-vested options to purchase NORTH STAR Common Stock outstanding immediately prior to the Effective Time will, by virtue of the Merger and at the Effective Time,


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          and without the need for any further action on the part of any holder thereof, be immediately terminated and be null and void and all rights in respect thereof shall cease to exist without any payment therefor, and no shares of BIG DIPPER Common Stock or other consideration shall be delivered in exchange therefor. The non-vested options shall be replaced with a deferred compensation program as described in Exhibit 2.1.3.

          2.1.4. Dissenters' Rights of NORTH STAR Shareholders. Any shares of NORTH STAR Common Stock entitled to dissenters' rights in connection with the Merger under Iowa law ("NORTH STAR Dissenting Shares") shall not be converted into cash as provided in Section 2.1.1 or cash and shares of BIG DIPPER Common Stock as provided in Section 2.1.2, but shall be entitled to receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to the law of the State of Iowa. NORTH STAR shall give BIG DIPPER prompt notice of any demands for appraisal or withdrawals of demands for appraisal received by NORTH STAR and any other documents obtained by NORTH STAR pursuant to the applicable provisions of Iowa law and, except with the prior written consent of BIG DIPPER, shall not settle or offer to settle any such demands.

     2.2. Effects of the Merger. In addition to the foregoing effects of the Merger, at and upon the Effective Time, each of the following will occur:
     (a) the separate existence of MERGECO will cease and MERGECO will be merged with and into NORTH STAR, and NORTH STAR will be the surviving corporation of the Merger (the "Surviving Corporation") pursuant to the terms of the Plan of Merger; (b) the Articles of Incorporation and Bylaws of NORTH STAR, as in effect immediately prior to the Effective Time, will continue unchanged and will be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter duly amended; (c) the one share of MERGECO common stock outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of any holder thereof, be converted into and become the number of shares of common stock of the Surviving Corporation as are converted into cash or stock pursuant to Sections 2.1.1 and 2.1.2, and shall be owned by BIG DIPPER. Each share of such common stock issued pursuant to this section shall be fully paid and nonassessable; and (d) the Merger will have all of the effects provided by the Plan of Merger and applicable law, from and after the Effective Time.

     2.3. Not a Tax Free Exchange. The parties acknowledge that the transaction contemplated by this Agreement shall not qualify as a tax-free plan of reorganization.

     2.4. Purchase Accounting. The parties hereto acknowledge that the Merger will be treated as a purchase for accounting purposes.


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3.   REPRESENTATIONS AND WARRANTIES OF NORTH STAR.  NORTH STAR represents and warrants to BIG DIPPER that, except as set forth in a letter addressed to BIG DIPPER dated the Agreement Date and delivered by NORTH STAR to BIG DIPPER concurrent herewith (the "NORTH STAR DISCLOSURE LETTER") (the contents of which NORTH STAR Disclosure Letter shall be deemed to be representations and warranties made to BIG DIPPER by NORTH STAR under this Section 3, and which may be updated up to the Closing to reflect changes that are not material, consistent with the conditions to closing set forth in Section 10) each of the representations and statements in this Section are true and correct as of the date hereof and as of the Closing Date.

     3.1. Organization and Good Standing. Each of NORTH STAR and its subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of Iowa, (ii) has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and (iii) is qualified to transact business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing or its properties makes such qualification necessary, other than where a failure to be so qualified would not reasonably be expected to have a material adverse effect on its present or expected operations or financial condition.

     3.2. Power. NORTH STAR has the right, power, and authority to enter into, execute and deliver this Agreement and all agreements to which NORTH STAR is or will be a party that are to be executed pursuant to this Agreement (collectively, the "NORTH STAR ANCILLARY AGREEMENTS") and, subject to the approval of the Merger by the shareholders of NORTH STAR, for the consummation of the transactions contemplated by such agreements. The execution and delivery of this Agreement and each of the NORTH STAR Ancillary Agreements and the consummation of the transactions contemplated by such agreements have been duly and validly approved and authorized by all necessary corporate action on the part of NORTH STAR's Board of Directors.

     3.3. Authorization. No filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required for the execution and delivery of this Agreement and the NORTH STAR Ancillary Agreements by NORTH STAR or the consummation of the transactions contemplated by such agreements, except for (a) the filing of the Articles of Merger with the office of the Iowa Secretary of State, and the filing of appropriate
     Merger documents with the relevant authorities of other states in which NORTH STAR is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, (c) the approval of the Merger by the shareholders of NORTH STAR, and (d) the filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act").


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     3.4.  Validity.  This Agreement and the NORTH STAR Ancillary Agreements
     are, or when executed by NORTH STAR will be, valid and binding obligations of NORTH STAR, and enforceable in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies; provided, however, that the Merger will not become effective until the Articles of Merger reflecting the Merger are filed with the office of the Iowa Secretary of State.

     3.5. Capitalization of NORTH STAR. NORTH STAR is capitalized as follows.

          3.5.1. Outstanding Stock. The authorized capital stock of NORTH STAR consists of 10,000,000 shares of NORTH STAR Common Stock, of which a total of 2,681,731 shares are issued and outstanding, all of which are now owned and held, and all of which at the Effective Time will be owned and held, only by the shareholders of NORTH STAR as set forth on Exhibit 3.5.1, and no other shares of the capital stock of NORTH STAR are authorized, issued or outstanding. All issued and outstanding shares of NORTH STAR Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, preemptive right, or right of rescission, and have been offered, issued, sold and delivered by NORTH STAR in compliance with all registration or qualification requirements (or applicable exemptions) of all applicable federal and state securities laws. A list of all holders of NORTH STAR Common Stock, and the number of shares held by each has been delivered by NORTH STAR to BIG DIPPER and is reflected on Exhibit 3.5.1.

          3.5.2. No Options, Warrants or Rights. Except for (i) options to purchase an aggregate of 555,250 shares of NORTH STAR Common Stock ("NORTH STAR OPTIONS") under NORTH STAR's Incentive Stock Option Plan and Directors Stock Option Plan (the "OPTION PLANS") granted to employees, and directors of NORTH STAR, (ii) warrants to purchase an aggregate of 488,650 shares of NORTH STAR Common Stock ("NORTH STAR Warrants"), and (iii) convertible debentures convertible into an aggregate of 2,359,750 shares of NORTH STAR Common Stock at the option of the holders thereof ("NORTH STAR Convertible Debentures"), as disclosed on Exhibit 3.5.2, there are no options, warrants, exchangeable or convertible securities, puts, calls, commitments, conversion privileges or preemptive or other rights or agreements of any character to which NORTH STAR is a party or by which NORTH STAR is bound to issue, transfer, deliver, sell, redeem, purchase or otherwise acquire (whether directly or indirectly) or cause to be issued, transferred, delivered, sold, redeemed, purchased or otherwise acquired, (i) any shares of NORTH STAR's capital stock, or
          (ii)

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          any securities convertible into or exchangeable for any shares of
          NORTH STAR's capital stock, and NORTH STAR has no obligation to grant, issue, extend, or enter into any such option, warrant, exchangeable or convertible security, put, call, commitment, conversion privilege or preemptive or other rights or agreements. Any shares of NORTH STAR Common Stock issued upon exercise of any NORTH STAR Option or NORTH STAR Warrant, when issued pursuant to exercise of such NORTH STAR Option or NORTH STAR Warrant, and any shares of NORTH STAR Common Stock issued upon exercise of any NORTH STAR Convertible Debenture, when issued pursuant to such conversion, will be validly issued, fully paid and nonassessable and not subject to any claim, lien, presumptive right or right of rescission. The terms of the Option Plans permit the assumption or substitution of a deferred compensation program as described in Exhibit 2.1.4, without the consent of NORTH STAR optionees or shareholders under the Option Plans. The NORTH STAR Options are qualified as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), other than the options granted to directors which are nonqualified. Exhibit 3.5.2 sets forth (i) the name of the holder of record of each NORTH STAR Option, NORTH STAR Warrant and NORTH STAR Convertible Debenture, (ii) the number of shares of NORTH STAR Common Stock issuable upon exercise of each such NORTH STAR Option, (iii) the expiration date of each such NORTH STAR Option, NORTH STAR Warrant and NORTH STAR Convertible Debenture, and (iv) the exercise price of each NORTH STAR Option and NORTH STAR Warrant, and the conversion ratio of each such NORTH STAR Convertible Debenture. True and complete copies of all agreements and instruments relating to the NORTH STAR Options, NORTH STAR Warrants and NORTH STAR Convertible Debentures have been made available to BIG DIPPER and such agreements and instruments have not been amended, modified or supplemented and there are no agreements or commitments to amend, modify or supplement such agreements and instruments in each case from the form made available to BIG DIPPER. NORTH STAR has no liability for dividends accrued but unpaid. To the knowledge of NORTH STAR, no person or entity holds or has any option, warrant or other right to acquire any issued and outstanding shares of the capital stock of NORTH STAR from any holder of shares of the capital stock of NORTH STAR.

          3.5.3. No Voting Arrangements or Registration Rights. There are no voting agreements, voting trusts, or other agreements or arrangements with respect to the voting of NORTH STAR's outstanding securities and there are no rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of NORTH STAR's outstanding securities or the


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          conversion of any NORTH STAR securities in the Merger.  NORTH STAR is not under any obligation to register any of its outstanding securities, or any securities that may be subsequently issued, under the Securities Act of 1933, as amended (the "SECURITIES ACT").

     3.6. Subsidiaries.  Except for the subsidiaries of NORTH STAR listed on
     Exhibit 3.6 (collectively the "SUBSIDIARIES" and each a "SUBSIDIARY"), each of which is wholly owned by NORTH STAR, NORTH STAR does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity. All issued and outstanding shares of the capital stock of each Subsidiary are validly issued, fully paid and nonassessable and are owned and held solely by NORTH STAR free and clear of any option, liens, security interests, claims, charges or encumbrances. There are no outstanding options, warrants, exchangeable or convertible securities, puts, calls, commitments, conversion privileges or preemptive or other rights or agreements of any character to which any Subsidiary is a party or by which any Subsidiary is bound to issue, transfer, deliver, sell, redeem, purchase or otherwise acquire (whether directly or indirectly) or cause to be issued, transferred, delivered, sold, redeemed, purchased or otherwise acquired, (i) any shares of capital stock of any Subsidiary, or
     (ii) any securities convertible into or exchangeable for any shares of capital stock of any Subsidiary, and no Subsidiary has any obligation to grant, issue, extend, or enter into any such option, warrant, exchangeable or convertible security, put, call, commitment, conversion privilege or preemptive or other rights or agreements.

     3.7. No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any NORTH STAR Ancillary Agreement, nor the consummation of the transactions contemplated by such agreements, will conflict with, or (with or without notice or lapse of time, or both) result in:

          3.7.1. a termination, breach, impairment or violation of (i) any provision of the Articles of Incorporation or Bylaws of NORTH STAR or any Subsidiary, as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to NORTH STAR or any Subsidiary or their respective assets or properties; or

          3.7.2. a termination, or a material breach, impairment or violation of, any material instrument, agreement, contract or commitment to which NORTH STAR or any Subsidiary is a party or by which NORTH STAR or any Subsidiary or their respective assets or properties are bound.

     3.8. Litigation. There is no action, suit, arbitration, proceeding, claim, or investigation pending or to NORTH STAR's knowledge, threatened against NORTH STAR, or any Subsidiary before any court, administrative agency or


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     arbitrator (each a "Claim") that may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of NORTH STAR or any Subsidiary if such Claim is decided adversely to NORTH STAR or any Subsidiary.

          3.8.1. To NORTH STAR's knowledge, there is no basis for any person or entity to assert a Claim against NORTH STAR or any Subsidiary based upon (i) ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of NORTH STAR or any Subsidiary, or (ii) any rights as a holder of NORTH STAR Common Stock, including any option, warrant or preemptive rights or rights to notice or to vote.

          3.8.2. To the best of NORTH STAR's knowledge, there is no basis for any party to successfully assert a Claim for any material damages against NORTH STAR or any Subsidiary based on a claim that any product or service developed, owned, marketed, or distributed by NORTH STAR or any Subsidiary (i) was or is defective in any material respect, or did not or will not perform in accordance with any warranty, (ii) was not or is not suitable for a use for which it was intended, (iii) omitted or omits necessary information, or (iv) included or includes forms of documents, advice or information that was negligently prepared and/or marketed, inaccurate or incomplete in any respect, or did not conform to or comply with applicable law.

          3.8.3. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against NORTH STAR or any Subsidiary.

     3.9. Taxes. NORTH STAR and each of its Subsidiaries have (i) timely filed all federal, state, local and foreign tax returns required to be filed and such returns are true and correct in all material respects,
     (ii) timely paid all taxes required to be paid in respect of all periods for which returns have been filed, (iii) established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, (iv) made all necessary estimated tax payments, and (v) has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither NORTH STAR nor any Subsidiary is delinquent in the payment of any tax or is delinquent in the filing of any tax returns and no deficiencies for any tax have been threatened, claimed, proposed or assessed. Neither NORTH STAR nor any Subsidiary has received any notification that any material issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority (including but not limited to any

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     sales tax authority).  No tax return of NORTH STAR or any Subsidiary has ever been audited by the Internal Revenue Service or any state taxing agency or authority. No tax liens have been filed against any assets of NORTH STAR or any Subsidiary. NORTH STAR is not a "personal holding company" within the meaning of Section 542 of the Code. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of NORTH STAR or any Subsidiary for any period. For the purposes of this section, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, sales, use, employment, license, payroll, ad valorem, stamp, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

     3.10. NORTH STAR Financial Statements. NORTH STAR has delivered to BIG DIPPER copies of each of the following:

          3.10.1. NORTH STAR's audited consolidated balance sheet as of August 31, 1995 (the "NORTH STAR Balance Sheet") and audited consolidated income statement and consolidated statement of cash flows for the year then ended (collectively with the NORTH STAR Balance Sheet, the "1995 NORTH STAR Financial Statements");

          3.10.2. NORTH STAR's audited consolidated balance sheets as of, and NORTH STAR's audited consolidated income statements and consolidated statement of cash flows for each of the years in the three-year period ended August 31, 1994 (collectively the "NORTH STAR Audited Financial Statements"); and

          3.10.3. NORTH STAR's unaudited consolidated balance sheet, as of June 30, 1996 and unaudited consolidated income statement and unaudited consolidated statement of cash flows for the ten-month period then ended (collectively the "NORTH STAR Unaudited Financial Statements").

     The NORTH STAR Audited Financial Statements and NORTH STAR Unaudited Financial Statements (a) accurately reflect the books and records of NORTH STAR and its Subsidiaries, (b) fairly present the consolidated financial condition of NORTH STAR and its Subsidiaries as of the respective dates indicated and the consolidated results of operations and changes in financial position for the respective periods specified, and (c) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis. Neither NORTH STAR nor any Subsidiary has any material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the


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NORTH STAR Balance Sheet, except for those that may have been incurred after the date of the NORTH STAR Balance Sheet in the ordinary course of NORTH STAR's business consistent with past practice, and that are not material in amount either individually or collectively. All reserves established by NORTH STAR and set forth in the NORTH STAR Balance Sheet were reasonably adequate. At June 30, 1996, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the NORTH STAR Unaudited Financial Statements as required by such accounting statement.

     3.11. Title to Properties. NORTH STAR and each of its Subsidiaries have good and marketable title to all of their respective assets and properties reflected on the NORTH STAR Balance Sheet, free and clear of all liens, mortgages, security interests, claims, charges, restrictions or encumbrances. All machinery, vehicles, equipment and other tangible personal property included in such assets and properties are in good condition and repair, normal wear and tear excepted. The NORTH STAR Disclosure Letter sets forth a list and brief description of each real property or equipment lease which involves payments by NORTH STAR or any Subsidiary in excess of $100,000 annually. A true and correct copy of each such lease of NORTH STAR and each Subsidiary has been delivered by NORTH STAR to BIG DIPPER prior to the date hereof. All leases of real or personal property to which NORTH STAR or any Subsidiary is a party are fully effective and afford NORTH STAR or each Subsidiary peaceful and undisturbed possession of the subject matter of such leases. Any property (real or personal) covered by the terms of such leases is presently occupied or used by NORTH STAR or its Subsidiaries as lessee under the terms of such leases for its business and in particular, in the case of any leases for real property, NORTH STAR or its Subsidiaries is entitled, by the terms of such leases and under applicable laws, rules and regulations, to use any leased premises for the purposes for which and in the manner in which they are currently being used by NORTH STAR and its Subsidiaries. All rentals due under such leases have been paid and there exists no default under any such leases, and no event has occurred which, upon the passage of time or giving of notice, or both, would result in any default or prevent NORTH STAR or any Subsidiary, currently or after consummation of the transaction contemplated by this Agreement and the NORTH STAR Ancillary Agreement, from exercising or obtaining the benefits thereunder or the benefits of any options contained therein. Neither NORTH STAR nor any Subsidiary is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), or has received any notice of violation with which it has not complied. Neither NORTH STAR nor any Subsidiary owns any real property.


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     3.12.  Absence of Certain Changes.  Since the date of the NORTH STAR
     Balance Sheet, NORTH STAR and each of its Subsidiaries have conducted their business only in the ordinary course in a manner consistent with past practice and, since such date, there has not been any:

          3.12.1. material adverse change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects of NORTH STAR and any Subsidiary, taken as a whole;

          3.12.2. amendments or changes in the Articles of Incorporation or Bylaws of NORTH STAR or any Subsidiary;

          3.12.3. (i) incurrence, creation, assumption or guarantee by NORTH STAR or any Subsidiary of (A) any mortgage, security interest, pledge, lien or other encumbrance on any of the assets or properties of NORTH STAR or any Subsidiary or (B) any material obligation or liability or any indebtedness for borrowed money in excess of a cumulative aggregate amount (computed with reference to all transactions described in (A) or (B) of this clause) of $50,000; or
          (ii) issuance or sale of any debt or equity securities of NORTH STAR or any Subsidiary or any options or other rights to acquire from NORTH STAR or any Subsidiary, directly or indirectly, any debt or equity securities of NORTH STAR or any Subsidiary;

          3.12.4. payment or discharge of a material lien or liability for such lien that was not either shown on the NORTH STAR Balance Sheet or incurred in the ordinary course of business after the date of the NORTH STAR Balance Sheet;

          3.12.5. purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the assets or properties of NORTH STAR or any Subsidiary other than in the ordinary course of business;

          3.12.6. damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of NORTH STAR or any Subsidiary;

          3.12.7. declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, the capital stock of NORTH STAR or any Subsidiary, any split, combination or reclassification of the capital stock of NORTH STAR or any Subsidiary, or any direct or indirect redemption, purchase or other acquisition of the capital stock of

          NORTH STAR or any Subsidiary, or any change in any rights, preferences, privileges or restrictions of any outstanding security of NORTH STAR or any Subsidiary;

          3.12.8. change or increase in the compensation payable or to become payable to any of the officers, employees or agents of NORTH STAR or any Subsidiary, or any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock appreciation rights or stock option grants) made to or with any of such officers, employees or agents, except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of business consistent with past practice;

          3.12.9. change with respect to the management, supervisory or other key personnel of NORTH STAR or any Subsidiary;

          3.12.10. obligation or liability incurred by NORTH STAR or any Subsidiary to any of their officers, directors or shareholders, except normal compensation and expense allowances payable to officers;

          3.12.11. making of any loan, advance or capital contribution to, or any investment in, any officer, director or shareholder other than
          (i) travel loans or advances made in the ordinary course of business of NORTH STAR and (ii) other loans and advances in an aggregate amount which do not exceed $35,000 outstanding at any time;

          3.12.12. entering into, amendment, violation, relinquishment, termination or non-renewal by NORTH STAR or any Subsidiary of any contract, lease transaction, commitment or other right or obligation, other than in the ordinary course of business;

          3.12.13. transfer or grant of a right under the NORTH STAR IP Rights (as defined in Section 3.15 below), except those transferred or granted in the ordinary course of NORTH STAR's business consistent with past practices; or

          3.12.14. agreement or arrangement by NORTH STAR or any Subsidiary to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty of NORTH STAR as set forth in this Agreement untrue or incorrect.

     3.13. Contracts and Commitments. Exhibit 3.13 sets forth a list of each of the following written or oral contracts, agreements, commitments or other instruments, (including, in the case of each oral contract, agreement, commitment or other instrument, a description thereof) to which NORTH STAR or any Subsidiary is a party or by which NORTH STAR or any Subsidiary or any of their respective assets or properties are bound:

          3.13.1. continuing contract for the future purchase, sale or manufacture of products, material, supplies, equipment or services requiring payment to or from NORTH STAR or any Subsidiary in an amount in excess of $100,000 per annum which is not terminable on 120 days' or less notice without cost or other liability to NORTH STAR or any Subsidiary at or at any time after the Effective Time, or in which NORTH STAR or any Subsidiary has granted or received manufacturing rights, "most favored nations" pricing provisions or exclusive marketing rights relating to any product, group of products or territory;

          3.13.2. joint venture or partnership contract or agreement or other agreement which has involved or is reasonably expected to involve a sharing of profits or losses in excess of $25,000 per annum with any other party;

          3.13.3. contract or commitment for the employment of any officer, employee or consultant of NORTH STAR or any Subsidiary or any other type of contract or understanding with any officer, employee or consultant of NORTH STAR or any Subsidiary which is not immediately terminable by NORTH STAR or any Subsidiary without cost or other liability;

          3.13.4. indenture, mortgage, promissory note, loan agreement, guarantee or other agreement or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board;

          3.13.5. lease or other agreement under which NORTH STAR or any Subsidiary is the lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $50,000 per annum;

          3.13.6. agreement or arrangement for the sale of any assets, properties or rights having a value in excess of $20,000, other than in the ordinary course of business consistent with past practice;

          3.13.7. agreement containing any covenant purporting to restrict NORTH STAR or any Subsidiary from engaging in any aspect of its business or competing in any line of business in any geographic area;

          3.13.8.  agreement involving any NORTH STAR IP Rights (as defined in
          Section 3.15 below);

          3.13.9. any agreement relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of NORTH STAR or any Subsidiary or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other related rights; or

          3.13.10. any other agreement, contract, commitment or instrument that is material to the business of NORTH STAR or any Subsidiary or involves a commitment in excess of $100,000.

     A copy of each contract, agreement, commitment or other instrument required to be listed on Exhibit 3.13 has been delivered to BIG DIPPER's General Counsel.

     3.14. No Default. Neither NORTH STAR nor any Subsidiary, nor to the best knowledge of NORTH STAR any other party thereto, is in breach or default in any material respect under any contract, agreement, commitment or other instrument or obligation that is required to be listed on Exhibit
     3.13 or that is otherwise material to the business of NORTH STAR or any Subsidiary, and all such contracts, agreements, commitments or other instruments or obligations are in full force and effect. Neither NORTH STAR nor any Subsidiary is a party to any contract, agreement or arrangement which has had or could reasonably be expected to have a material adverse effect on its business or prospects. Neither NORTH STAR nor any Subsidiary has any material liability for renegotiation of government contracts or subcontracts, if any.

     3.15. Intellectual Property. NORTH STAR and each of its Subsidiaries own, license or have the right to use all material Intellectual Property Rights (as defined below) necessary or required for the conduct of their respective businesses as presently conducted (collectively, the "NORTH STAR IP Rights"), and such NORTH STAR IP Rights are sufficient for such conduct of its business.

          3.15.1. NORTH STAR and each of its Subsidiaries have taken reasonable and practicable steps designed to protect, preserve and maintain the secrecy and confidentiality of all NORTH STAR IP Rights and all related proprietary rights. All granted and issued patents, all registered trademarks and all copyrights listed on Exhibit 3.15 are valid and subsisting.

          3.15.2. Exhibit 3.15 contains a list of all NORTH STAR IP Rights, including, without limitation, all patents, patent applications, copyrights (whether or not registered), copyright applications, trademarks or service marks (whether or not registered) or trademark or service mark applications.

          3.15.3. To NORTH STAR's knowledge, as now used or proposed for use by NORTH STAR or any Subsidiary, none of the NORTH STAR IP Rights has infringed, misappropriated or otherwise violated, or is likely to violate, directly or indirectly, any Intellectual Property Right of any third party. To the best knowledge of NORTH STAR, there is no unauthorized use, infringement or misappropriation of any NORTH STAR IP Right by any third party, employee or former employee.

          3.15.4. As used in this Section 3.15, the term "Intellectual Property Rights" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, franchises, licenses, inventions, know-how, trade secrets, customer lists, proprietary processes and formulae, software source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including, without limitation, manuals, memoranda and records.

     3.16. Compliance with Laws. To NORTH STAR's knowledge, NORTH STAR and each of its Subsidiaries have complied in all material respects with all applicable federal, state, local or foreign laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to them and their respective assets, properties, and business (the violation of which would have a material adverse effect upon their business). NORTH STAR and each of its Subsidiaries hold all permits, licenses and approvals from, and have made all filings with, third parties, including government agencies and authorities, that are necessary in connection with its present business.

     3.17. Certain Transactions and Agreements. To NORTH STAR's knowledge, none of the officers or directors of NORTH STAR or any Subsidiary, nor any member of their immediate families, has any direct or indirect ownership interest in any entity that competes with, or does business with, or has any contractual arrangement with NORTH STAR (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of such officers or directors, nor any member of their immediate families, is directly or indirectly interested in any contract or arrangement with NORTH STAR, except for normal compensation for services as an officer, director or employee that have been disclosed to BIG DIPPER. Neither NORTH STAR nor any Subsidiary is indebted to any director, officer, employee or agent of NORTH STAR or any Subsidiary (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to NORTH STAR or any Subsidiary. Neither NORTH STAR nor any Subsidiary is a party to any (i) agreement with any officer or other employee of NORTH STAR or any Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving NORTH STAR or any Subsidiary of the nature of any of the transactions contemplated by this Agreement or the NORTH STAR Ancillary Agreements, (B) providing severance benefits or other benefits (which are conditioned upon a change of control) after the termination of employment of such employee regardless of the reason for such termination of employment or (C) providing for bonuses, pensions, deferred compensation, retirement payments, profit sharing or similar payments, which in the case of (A), (B) or (C) is not terminable by NORTH STAR or any Subsidiary on ten days notice or less without penalty or obligation to make payments related to such termination, or (ii) agreement or plan, including without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the NORTH STAR Ancillary Agreements or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the NORTH STAR Ancillary Agreements.

     3.18. Employees. To NORTH STAR's knowledge, NORTH STAR and each of its Subsidiaries are in compliance in all material respects with all applicable laws, agreements, contracts and other arrangements relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all employees, officers and consultants of NORTH STAR and its Subsidiaries and their current compensation has been made available to BIG DIPPER. Neither NORTH STAR nor any Subsidiary has any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

     3.19. Labor Relations. To NORTH STAR's knowledge, neither NORTH STAR nor any of its Subsidiaries (i) has ever been or is now subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract or agreement, written or oral, with any trade or labor union, employees' association or similar organization, and (iv) has any current labor disputes. NORTH STAR and each of its Subsidiaries have good labor relations, and have no knowledge of any facts indicating that the consummation of the transactions contemplated hereby will have a material adverse effect on such labor relations, and has no knowledge that any of its key employees intends to leave its employ. There is neither pending nor, to the best knowledge of NORTH STAR, threatened any labor dispute, strike or work stoppage which affects or which may affect NORTH STAR's or any Subsidiary's business. Neither NORTH STAR nor any Subsidiary, nor any agents, representatives or employees of NORTH STAR or any Subsidiary has committed any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended, and there is not now pending nor, to the best knowledge of NORTH STAR, threatened any unfair labor practice charge against NORTH STAR or any Subsidiary within the jurisdiction of the National Labor Relations Board or any representative thereof.

     3.20. Employee Benefit Plans / ERISA. Exhibit 3.20 identifies (i) each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (ii) all other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between NORTH STAR or any Subsidiary and any employee of NORTH STAR or any Subsidiary, but excluding workers' compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by NORTH STAR or any Subsidiary under which NORTH STAR or any Subsidiary or any ERISA Affiliate (as defined below) has any present or future obligation or liability (collectively, the "NORTH STAR Employee Plans"). For purposes of this Section, "ERISA Affiliate" means any entity which is a member of (A) a "controlled group of corporations," as defined in Section 414(b) of the Code, (B) a group of entities under "common control," as defined in Section 414(c) of the Code, or (C) an "affiliated service group," as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes NORTH STAR or any Subsidiary. Copies of all NORTH STAR Employee Plans (and, if applicable, related trust agreements) and all related amendments and written interpretations (including summary plan descriptions) have been delivered to BIG DIPPER. All NORTH STAR Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "NORTH STAR Pension Plans"), are identified as such in Exhibit 3.20. All contributions due from NORTH STAR or any Subsidiary with respect to any of the NORTH STAR Employee Plans have been made as required under ERISA or have been accrued on the NORTH

     STAR Unaudited Financial Statements as of June 30, 1996. Each NORTH STAR Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including, without limitation, ERISA and the Code which are applicable to such NORTH STAR Employee Plans.

          3.20.1. No NORTH STAR Pension Plan constitutes, or has since the enactment of ERISA constituted, a "multi-employer plan," as defined in Section 3(37) of ERISA. No NORTH STAR Pension Plan constitutes an Employee Stock Ownership Plan as defined in Section 4975(e)(7) of the Code. No NORTH STAR Pension Plans are subject to Title IV of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any NORTH STAR Employee Plan which is covered by Title I of ERISA which would result in a material liability to NORTH STAR, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any NORTH STAR Employee Plan has or will make NORTH STAR or any officer or director of NORTH STAR subject to any material liability under Title I of ERISA or liable for any material tax (as defined in Section 3.9) or penalty pursuant to Sections 4972, 4975, 4976 or 4979 of the Code or
          Section 502 of ERISA.

          3.20.2. Any NORTH STAR Pension Plan which is intended to be qualified under Section 401(a) of the Code (a "NORTH STAR 401(a) Plan") is so qualified and has been so qualified during the period from its adoption to date, and the trust forming a part of such plan is exempt from tax pursuant to Section 501(a) of the Code. NORTH STAR has made available to BIG DIPPER a complete and correct copy of the most recent Internal Revenue Service determination letter with respect to each NORTH STAR 401(a) Plan. Nothing has occurred since the date of the most recent applicable Internal Revenue Service determination letter that would adversely affect the qualified status of any NORTH STAR 401(a) Plan.

     3.21. NORTH STAR Benefit Arrangements. Exhibit 3.20 lists each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which (i) is not a NORTH STAR Employee Plan, (ii) is entered into, maintained or contributed to by NORTH STAR or any Subsidiary and (iii) covers any employee or former employee of NORTH STAR or any Subsidiary (collectively, the "NORTH STAR Benefit Arrangements"). Each NORTH STAR Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such NORTH STAR Benefit Arrangement.

     3.22. Employee Benefit Costs. There has been no amendment, written interpretation or announcement (whether or not written) by NORTH STAR or any Subsidiary relating to, or change in employee participation or coverage under, any NORTH STAR Employee Plan or NORTH STAR Benefit Arrangement that would increase materially the expense of maintaining such NORTH STAR Employee Plan or NORTH STAR Benefit Arrangement above the level of the expense incurred for such items for the year ended December 31, 1995.

     3.23. COBRA Notices. NORTH STAR and each Subsidiary have provided to the individuals entitled thereto all notices and coverages that are required by Section 4980B of the Code and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date. No material tax payable under Section 4980B. of the Code has been incurred with respect to any current or former employees (or their beneficiaries) of NORTH STAR.

     3.24. Other Employee Matters. No benefit payable or which may become payable by NORTH STAR or any Subsidiary pursuant to any NORTH STAR Employee Plan or any NORTH STAR Benefit Arrangement or as a result of or arising under this Agreement shall constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise tax under Section 4999 of the Code, or which would not be deductible by reason of Section 280G of the Code. Neither NORTH STAR nor any Subsidiary is a party to any agreement with any executive officer or other key employee (i) the benefits of which are contingent, or the terms of which would become materially altered because of the transactions contemplated by this Agreement, (ii) that provides any term of employment or compensation guarantee, or (iii) that provides severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment. Neither NORTH STAR nor any Subsidiary is a party to any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, under which (i) the benefits will be materially increased, (ii) the vesting of benefits of which will be materially accelerated, or (iii) the calculation of the value of any of the benefits will be affected by the transactions contemplated by this Agreement.

     3.25. Corporate Document. NORTH STAR has made available to BIG DIPPER for examination all documents and information listed in the NORTH STAR Disclosure Letter or other exhibits of this Agreement, including, without limitation, the following: (i) copies of NORTH STAR's and each Subsidiary's Articles of Incorporation and Bylaws as currently in effect;
     (ii) NORTH STAR's and each Subsidiary's minute book containing all records of all proceedings, consents, actions, and meetings of NORTH STAR's and each Subsidiary's shareholders, board of directors and committees; (iii) NORTH STAR's and each Subsidiary's stock ledger and journal reflecting all stock issuances and transfers; and (iv) all permits, orders, and consents issued by any regulatory agency with respect to NORTH STAR or any Subsidiary, or any securities of NORTH STAR or any Subsidiary, and all applications for such permits, orders, and consents.

     3.26. No Brokers. Neither NORTH STAR nor any shareholder of NORTH STAR is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the transaction contemplated by this Agreement.

     3.27. Books and Records. The books, records and accounts of NORTH STAR and each Subsidiary (i) are in all material respects true, complete and correct, (ii) have been maintained in accordance with good business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of NORTH STAR and each Subsidiary, and (iv) are appropriately, accurately and fairly reflected in the NORTH STAR Financial Statements.

     3.28. Internal Controls. NORTH STAR and each Subsidiary have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets, and (iii) the amount recorded for assets on the books and records of NORTH STAR and each Subsidiary is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     3.29. Insurance. NORTH STAR and each Subsidiary maintain, and at all times during the prior three years have maintained, fire and casualty, general liability, product liability, and sprinkler and water damage insurance in amounts which NORTH STAR believes to be reasonably prudent for similarly sized and similarly situated businesses under valid and enforceable policies issued by insurers of recognized responsibility. Each such policy is listed and briefly described in the NORTH STAR Disclosure Letter.

     3.30. Environmental Matters. During the period that NORTH STAR and each Subsidiary have leased or owned their properties or owned or operated any facilities, there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities. NORTH STAR has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any of such properties or facilities, which may have occurred prior to NORTH STAR or any Subsidiary having taken possession of any of such properties or facilities.

          3.30.1. The terms "disposal", "release", and "threatened release" have the meaning as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

          3.30.2. The term "Hazardous Materials" means any hazardous or toxic substance, material or waste which is or becomes prior to the Closing regulated under, or defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous materials," "toxic substance" or "hazardous chemical" under CERCLA, any similar federal, state or local law, or regulations promulgated under any of the above laws or statutes.

          3.30.3. To NORTH STAR's knowledge, none of the properties or facilities of NORTH STAR or any Subsidiary is in violation of any federal, state or local law, ordinance, regulation or order relating to industrial hygiene or to the environmental conditions on, under or about such properties or facilities, including, but not limited to, soil and ground water condition. During the time that NORTH STAR or any Subsidiary has owned or leased their respective properties and facilities, neither NORTH STAR nor any Subsidiary nor, to NORTH STAR's knowledge, any third party, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials.

          3.30.4. During the time that NORTH STAR or any Subsidiary has owned or leased their respective properties and facilities, there has been no litigation brought or threatened against NORTH STAR or any Subsidiary, or any lessor or owner of real property leased by NORTH STAR or any Subsidiary by, or any settlement reached by NORTH STAR or any Subsidiary with, any party or parties alleging the presence, disposal, release or threatened release of any Hazardous Materials on, from or under any of such properties or facilities.

     3.31. Disclosure. No statement by NORTH STAR contained in this Agreement, its exhibits, the NORTH STAR Disclosure Letter, or any of the certificates or documents to be delivered by NORTH STAR to BIG DIPPER under this Agreement, taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

     3.32. Information Supplied. None of the information supplied or to be supplied by NORTH STAR for inclusion in (i) proxy materials relating to the approval of the Merger and the transactions contemplated hereby by the shareholders of NORTH STAR (the "Proxy Materials") (ii) reports filed under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") in connection with the Merger or (iii) the NORTH STAR Disclosure Letter, at the respective times that (a) the Proxy Materials are mailed to the shareholders of NORTH STAR, and (b) any meeting of shareholders (including any adjournment thereof) is held to consider the Merger and the transactions contemplated thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     3.33. Opinion of Financial Advisor. NORTH STAR has been advised by its financial advisor William Blair & Company, that in its opinion, as of the date hereof, the consideration to be received by the holders of NORTH STAR Common Stock is fair, from a financial point of view, to the shareholders of NORTH STAR.

4.   REPRESENTATIONS AND WARRANTIES OF BIG DIPPER.

     BIG DIPPER hereby represents and warrants to NORTH STAR that each of the representations and statements in this Section 4 are true and correct, except as set forth in a letter addressed to NORTH STAR dated as of the Agreement and delivered by BIG DIPPER to NORTH STAR concurrently with the signing of this Agreement (the "BIG DIPPER Disclosure Letter"). The contents of the BIG DIPPER Disclosure Letter shall be deemed to be representations and warranties made to NORTH STAR by BIG DIPPER under this section 4.

     4.1. Organization and Good Standing. BIG DIPPER and each of its subsidiaries (i) is a corporation duly organized, validly existing, and in good standing under the laws of Delaware, in the case of BIG DIPPER, or Iowa, in the case of each of its Subsidiaries, (ii) has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and (iii) is qualified to transact business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than where a failure to be so qualified would not reasonably be expected to have a material adverse effect on its present or expected operations or financial condition. Upon its formation and prior to the Effective Time, MERGECO will be a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and will have the corporate power and authority to own, operate and lease its properties and to carry on its business as proposed to be conducted.

     4.2. Power. BIG DIPPER has the right, power, and authority to enter into, execute and deliver this Agreement and all related agreements to which it will be a party in accordance with this Agreement (collectively, the "BIG DIPPER Ancillary Agreements") and, subject to the approval of the Merger by all necessary corporate action, for the consummation of the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the BIG DIPPER Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved and authorized by all necessary corporate action by the board of directors of BIG DIPPER. Upon MERGECO's formation, MERGECO will have the right, power, and authority to execute and perform its obligations under the Plan of Merger and all other agreements to which MERGECO is to be a party that are to be executed by MERGECO pursuant to this Agreement.

     4.3. Authorization. No filing, authorization, consent, approval or order, is necessary or required for the execution and delivery of this Agreement and the BIG DIPPER Ancillary Agreements by BIG DIPPER or the consummation of the transactions contemplated by such agreements, except as disclosed in the BIG DIPPER Disclosure Letter and except for (a) the filing of the Articles of Merger with the Office of the Iowa Secretary of State, and the filing of appropriate Merger documents with the relevant authorities of other states in which BIG DIPPER or MERGECO is qualified to do business, if any, (b) the filing of such filings as may be required to comply with federal and state securities laws, (c) the approval of the Merger by the shareholders of NORTH STAR, and (d) the filings required by the HSR Act.

     4.4. Validity. This Agreement and the BIG DIPPER Ancillary Agreements are valid and binding obligations of BIG DIPPER, and enforceable in accordance with their respective terms, except as to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies;

     provided, however, that the Merger will not become effective until the Articles of Merger are filed with the office of the Iowa Secretary of State.

     4.5.  Capitalization of BIG DIPPER.  BIG DIPPER is capitalized as follows:

          4.5.1. Stock. The authorized capital stock of BIG DIPPER consists of 75,000,000 shares of BIG DIPPER Common Stock, 22,000,000 shares of BIG DIPPER Class B Common Stock, $0.01 par value, 2,000,000 shares of BIG DIPPER Preferred Stock, $0.01 par value, and 1,150,000 shares of BIG DIPPER Class A Preferred Stock, $5.50 par value. At the close of business on August 14, 1996, (i) 30,755,865 shares of BIG DIPPER Common Stock were issued and outstanding, no shares of BIG DIPPER Common Stock were held by BIG DIPPER in its treasury and 7,024,374 shares of BIG DIPPER Common Stock were reserved for issuance upon the exercise of outstanding options to purchase BIG DIPPER Class A Common Stock ("BIG DIPPER Options"); (ii) 16,410,519 shares of BIG DIPPER Class B Common Stock were issued and outstanding and no shares of BIG DIPPER Class B Common Stock were held by BIG DIPPER in its treasury; (iii) no shares of BIG DIPPER Preferred Stock were outstanding or held in treasury; and (iv) no shares of BIG DIPPER Class A Preferred Stock were outstanding or held in treasury. All outstanding shares of BIG DIPPER Common Stock and BIG DIPPER Class B Common Stock are validly issued, fully paid and nonassessable and not subject to preemptive rights.

          4.5.2. No Other Commitments. Except for the BIG DIPPER Options and the BIG DIPPER Class B Common Stock disclosed in Section 4.5.1. and as listed in the BIG DIPPER Disclosure Letter, there are no options, warrants, convertible or other securities, calls, commitments, conversion privileges or preemptive or other rights or agreements (collectively, "Stock Rights Agreements") outstanding to purchase or otherwise acquire (whether directly or indirectly) (i) any shares of BIG DIPPER's authorized but unissued capital stock, or (ii) any securities convertible into or exchangeable for any shares of BIG DIPPER's capital stock. BIG DIPPER has no obligations to grant, issue, extend, or enter into any Stock Rights Agreements. BIG DIPPER has no liability for dividends accrued but unpaid.

          4.5.3. No Voting Arrangements or Registration Rights. To BIG DIPPER's knowledge, and except for that certain Investor Agreement dated as of April 1, 1996, among BIG DIPPER and certain of its stockholders, there are no voting agreements, voting trusts, rights of first refusal or other restrictions (other than normal restrictions on transfer under applicable federal and state securities laws) applicable to any of BIG DIPPER's outstanding securities. BIG DIPPER is not under any obligation to register any of its presently outstanding securities or any securities that may be subsequently issued under the Securities Act.

     4.6. No Violation of Existing Agreements. Except as disclosed in the BIG DIPPER Disclosure Letter, neither the execution and delivery of this Agreement nor any BIG DIPPER Ancillary Agreement, nor the consummation of the transactions contemplated by such agreements, will conflict with, or (with or without notice or lapse of time, or both) result in:

          4.6.1. a termination, breach, impairment or violation of (i) any provision of the Articles of Incorporation or Bylaws of BIG DIPPER, as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to BIG DIPPER or its assets or properties; or

          4.6.2. a termination, or a material breach, impairment or violation of, any material instrument, agreement, contract or commitment to which BIG DIPPER is a party or by which BIG DIPPER is bound. The transfer of the BIG DIPPER Common Stock to certain shareholders of NORTH STAR under this Agreement will not require the consent of any third party with respect to any material rights, licenses, franchises, leases or agreements of BIG DIPPER.

     4.7. Litigation. There is no action, suit, claim, arbitration, proceeding, or investigation pending or threatened, to BIG DIPPER's knowledge, against BIG DIPPER before any court, administrative agency or arbitrator (each a "BIG DIPPER Claim") that may reasonably be expected to have a material adverse effect on the present or future operations or financial condition of BIG DIPPER, if such BIG DIPPER Claim is decided adversely to BIG DIPPER.

          4.7.1. To BIG DIPPER's knowledge, there is no basis for any person or entity to assert a BIG DIPPER Claim against BIG DIPPER based upon
          (i) ownership, rights to ownership, or options, warrants or other rights to acquire ownership, of any shares of the capital stock of BIG DIPPER, or (ii) any rights as a BIG DIPPER shareholder, including any option, warrant or preemptive rights or rights to notice or to vote.

          4.7.2. To BIG DIPPER's knowledge, there is no basis for any party to successfully assert a BIG DIPPER Claim for any material damages against BIG DIPPER based on a claim that any product or service developed, owned, marketed, or distributed by BIG DIPPER (i) was or is defective in any material respect, or did not or will not perform in accordance with any warranty, (ii) was not or is not suitable for a use for which it was intended, (iii) omitted or omits necessary information, or (iv) included or includes forms of documents, advice or information that was negligently prepared and/or marketed, inaccurate or incomplete in any respect, or did not conform to or comply with applicable law.

          4.7.3. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against BIG DIPPER.

     4.8. Disclosure. BIG DIPPER's final prospectus, dated June 10, 1996, in connection with the initial public offering of BIG DIPPER Common Stock (the "BIG DIPPER PROSPECTUS"), this Agreement, the BIG DIPPER Disclosure Letter, the exhibits and schedules hereto, and any certificates or documents to be delivered to the certain shareholders of NORTH STAR identified in Section 2.1.2, pursuant to this Agreement, as of their respective dates did not, and when taken together, do not, contain or will not contain any untrue statement of a material fact or omit or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which such statements were made, not misleading.

     4.9. BIG DIPPER Financial Statements. The financial statements of BIG DIPPER included in the BIG DIPPER Prospectus complied as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the Securities and Exchange Commission (the "SEC"), with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may have been indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form S-1 promulgated by the SEC) and fairly present (subject, in the case of the unaudited statements, to normal year end audit adjustments) the consolidated financial position of BIG DIPPER and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows.

5.   ADDITIONAL AGREEMENTS.

     5.1. Proxy Statement. As promptly as practicable after the execution and delivery of this Agreement, NORTH STAR shall prepare and distribute to the shareholders of NORTH STAR in accordance with applicable law the Proxy Materials. The Proxy Materials shall include a recommendation of the Board of Directors of NORTH STAR in favor of the Merger, which recommendation shall not be changed, unless the Board of Directors of NORTH STAR, upon receipt of an unsolicited written proposal or offer which qualifies as a "bona fide offer" within the meaning of Section 5.4, shall determine that to include such recommendation or not withdraw such recommendation if previously included is reasonably likely to result in a breach of the Board's fiduciary duty under applicable law.

     5.2. Access to Information. For so long as this Agreement is in effect, NORTH STAR shall afford to BIG DIPPER and to BIG DIPPER's accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to all of NORTH STAR's properties, books, contracts, commitments and records and, during such period, each party shall use reasonable efforts to furnish promptly to each other party (a) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal and state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request, provided that no party shall be required to disclose any information which it is legally required to keep confidential or which is subject to attorney-client privilege.

     5.3. NORTH STAR Shareholder Meeting. NORTH STAR shall call a special meeting of its shareholders to be held as promptly as practicable after the date hereof for the purpose of voting upon the Merger and other matters contemplated thereby. NORTH STAR will use its best efforts to solicit from the shareholders of NORTH STAR proxies in favor of the Merger, and such other matters as may be necessary to consummate the transactions contemplated by this Agreement.

     5.4. No Other Bids. During the period from the Agreement Date and continuing until the Effective Time, NORTH STAR will not directly or indirectly through any subsidiary, officer, director or otherwise, make, solicit, initiate or encourage submission of proposals or offers from any persons (including any of its officers of employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation or the acquisition of all or a material portion of the assets of, or any controlling equity interest in NORTH STAR or any Subsidiary or other similar transaction or business combination involving NORTH STAR or any subsidiary, and will not directly or indirectly participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek any of the foregoing, and shall immediately cease and cause to be terminated all such contracts or negotiations with third parties. Notwithstanding anything contained in this Section 5.4 to the contrary, if NORTH STAR shall receive an unsolicited written offer or proposal relating to such transaction from a prospective buyer which offer or proposal, including any financing thereof, has been determined by the Board of Directors of NORTH STAR, upon receipt of advice of its investment banker to be on terms financially superior to the Merger (a "bona fide offer"), it may thereafter furnish information relating to it to such buyer in connection with such bona fide offer. Following receipt of any bona fide offer, NORTH STAR may negotiate with the person making such offer or proposal and may, if the Board of Directors of NORTH STAR determines that such bona fide offer is reasonably likely to result in a transaction that is financially superior to the Merger and is otherwise in the best interests of its stockholders, enter into a letter of intent or agreement with such person in order to pursue or consummate the transaction set forth in the bona fide offer. NORTH STAR shall promptly notify BIG DIPPER orally and in writing of any effort or attempt by any person to do or seek any of the foregoing.
     NORTH STAR recognizes and acknowledges that a breach of this Section 5.4 may cause irreparable and material loss and damage to BIG DIPPER as to which BIG DIPPER may not have an adequate remedy at law or in damages and that, accordingly, NORTH STAR agrees that the issuance of an injunction or other equitable remedy is the appropriate remedy for any such breach and that in the event that the transactions described in this Agreement are not consummated because of NORTH STAR's acceptance of a bid or proposal relating to such transactions from another bidder, of if this Agreement is terminated pursuant to Section 11.1.4, then NORTH STAR will promptly pay BIG DIPPER a termination fee equal to five percent (5%) of the value of the cash and stock to have been delivered and issued under
     Section 2.1 and 8.2.

     5.5.  Breach by BIG DIPPER.  If this Agreement is terminated pursuant to
     Section 11.1.3 as a result of a material breach of any covenant or agreement contained in this Agreement on the part of BIG DIPPER and such breach has not been cured within thirty days after written notice to BIG DIPPER, then BIG DIPPER will promptly pay to NORTH STAR a termination fee equal to five percent (5%) of the value of the cash and stock to have been delivered under Section 2.1. NORTH STAR agrees that this termination fee shall be its sole and exclusive remedy for a material breach by and failure to complete the transactions contemplated by BIG DIPPER.

     5.6. Legal Conditions to the Merger. Each party will take all reasonable actions necessary to comply with all legal requirements which may be imposed on such party with respect to the Merger and will promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party or any subsidiary of such other party in connection with the Merger. Each party will take, and will cause its subsidiaries to take, all reasonable actions to obtain (and to cooperate with the party and its subsidiaries in obtaining) any consent, authorization, order or approval of, or any exemption by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or other third party, required to be obtained or made by such party or its subsidiaries (or by the other party or its subsidiaries) in connection with the Merger or the taking of any action contemplated thereby or by this Agreement or the Plan of Merger.

     5.7. Indemnification and Insurance. Following the Effective Time, to the extent permitted by law, the indemnification provisions of BIG DIPPER's Certificate of Incorporation and Bylaws shall apply to the officers and directors of NORTH STAR who shall become officers of BIG DIPPER. BIG DIPPER shall cause NORTH STAR to continue NORTH STAR's indemnification obligations as in effect on the date hereof to its officers and directors after the consummation of the Merger.

     5.8. Management of NORTH STAR After the Effective Time of the Merger. Promptly following the Effective Time, NORTH STAR Board of Directors shall be reconstituted to consist of Clark McLeod, Blake Fisher, Art Christoffersen, Stephen Gray and Jim Haddad. Promptly after the Effective Time, NORTH STAR's Board of Directors, as reconstituted, shall appoint as officers Art Christoffersen as President and Chief Executive Officer, Blake Fisher as Chief Financial Officer, James Haddad as Vice President and Treasurer, Tom Anderson as Vice President, Henry Hey as Vice President, Bruce Scheff as Vice President, Cathy Smith as Vice President, Todd Pike as Assistant Vice President and Casey D. Mahon as Secretary, each to serve in such office position at the discretion of the Board of Directors. Officers of the Surviving Corporation shall have the salary and options described on Exhibit 5.8. Each of Jim Haddad and Tom Andersen will be required, as a condition to their employment by the Surviving Corporation, to execute and deliver to BIG DIPPER at or prior to the Closing an agreement in form and substance reasonably acceptable to BIG DIPPER which will require 25% of the amount of cash each is to receive under Section 2.1.1 to be placed in escrow, to be paid out over two years, subject to their continued employment with NORTH STAR. These agreements will be delivered at Closing.

     5.9. Public Announcements. Upon execution of this Agreement, BIG DIPPER and NORTH STAR will issue a press release approved by both parties announcing the agreement to enter into the Merger. BIG DIPPER and NORTH STAR shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated herein. Where practicable each of the parties shall furnish to the other drafts of all releases prior to publication and each party agrees, prior to the consummation of the Merger, to refrain from issuing any statement or communication to the public with respect to the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld. Nothing contained herein shall prevent either party at any time from furnishing any information to any governmental agency or from issuing any release where it reasonably believes it is legally required to do so.

     5.10. Hart-Scott-Rodino Filing. Each of BIG DIPPER and NORTH STAR will promptly prepare and file the applicable notices (if any) required to be filed by it under the HSR ACT, and will comply promptly with any requests to it from the Federal Trade Commission or the United States Department of Justice for additional information.

     5.11. Audited Financial Statements. As soon as possible after August 31, 1996, but in no event later than September 30, 1996, NORTH STAR shall prepare and deliver to McGladrey & Pullen, LLP and BIG DIPPER a consolidated balance sheet as of August 31, 1996 and a consolidated income statement and consolidated statement of cash flows for the year then ended (the "1996 NORTH STAR Financial Statements"), prepared in accordance with generally accepted accounting principals applied on a consistent basis. NORTH STAR shall cause McGladrey & Pullen, LLP to perform an audit of the 1996 NORTH STAR Financial Statements immediately after they become available and shall deliver a copy of the audit report to BIG DIPPER as soon as it has been prepared. NORTH STAR shall make available to BIG DIPPER and its representatives, as and when reasonably requested by BIG DIPPER, all books, records and other documents pertaining to NORTH STAR, and all work papers directly related to the preparation and formulation of the 1996 NORTH STAR Financial Statements and personnel responsible for preparing or maintaining such books, records and documents.

     5.12. Best Efforts and Further Assurances. Each of the parties to this Agreement shall use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to the Closing under this Agreement. Each party hereto, at the reasonable request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of NORTH STAR and its Subsidiaries, then BIG DIPPER and its officers and directors are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

6.   NORTH STAR PRECLOSING COVENANTS.

     During the period from the Agreement Date until the earlier to occur of
(i) the Effective Time or (ii) the termination of this Agreement in accordance with Section 11, NORTH STAR covenants and agrees with BIG DIPPER as follows:

     6.1. Advice of Changes. NORTH STAR will promptly advise BIG DIPPER in writing (a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of NORTH STAR contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in NORTH STAR's or any Subsidiary's business, results of operations or financial condition; provided, however, that the delivery of any notice pursuant to this

     Section 6.1 shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available hereunder to BIG DIPPER under this Agreement. NORTH STAR shall deliver to BIG DIPPER within fifteen (15) days after each month end, an unaudited balance sheet and statement of operations, which financial statements shall be prepared in the ordinary course of business, in accordance with NORTH STAR's books and records and generally accepted accounting principles and shall fairly present the financial position of NORTH STAR as of the respective dates and the results of NORTH STAR's operations for the periods then ended.

     6.2. Maintenance of Business. NORTH STAR will, and will cause each of its Subsidiaries to, use its best efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the Agreement Date. If NORTH STAR becomes aware of a material deterioration in the relationship with any customer, supplier or key employee, it will promptly bring such information to the attention of BIG DIPPER in writing and, if requested by BIG DIPPER, will exert its best efforts to restore the relationship.

     6.3. Conduct of Business. NORTH STAR will, and will cause each of its Subsidiaries to, continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, and will cause each of its Subsidiaries not to, without the prior consent of the Chief Financial Officer of BIG DIPPER (which consent will not be unreasonably withheld):

          6.3.1. borrow or lend any money other than advances for travel and expenses that are incurred in the ordinary course of business consistent with past practice;

          6.3.2. enter into any transaction or agreement not in the ordinary course of business;

          6.3.3. encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

          6.3.4. dispose of any of its assets except in the ordinary course of business consistent with past practice;

          6.3.5. enter into any material lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business consistent with past practice;

          6.3.6. pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices not to exceed 10% of such officer's, employee's or consultant's base annual compensation, except pursuant to existing arrangements previously disclosed to and approved by the Chief Financial Officer of BIG DIPPER) or enter into any new employment or consulting agreement with any such person;

          6.3.7.  change any of its accounting methods;

          6.3.8. declare, set aside or pay any cash or stock dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

          6.3.9. amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

          6.3.10. guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

          6.3.11. waive or release any material right or claim except in the ordinary course of business, consistent with past practice or agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have been delivered to BIG DIPPER for its review prior to filing;

          6.3.12. issue or sell any shares of its capital stock of any class (except upon the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

          6.3.13. split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

          6.3.14. merge, consolidate or reorganize with, or acquire any entity;

          6.3.15.  amend its Articles of Incorporation or Bylaws;

          6.3.16. license any of its technology or intellectual property except in the ordinary course of business consistent with past practice;

          6.3.17. substantially decrease, in scope of coverage or policy limit, any insurance coverage or issue any certificates of insurance;

          6.3.18. agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to BIG DIPPER for its review prior to filing; or

          6.3.19. agree to do, or permit any Subsidiary to do or agree to do, any of the things described in the preceding clauses 6.3.1. through 6.3.18.

     6.4. Necessary Consents. NORTH STAR will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate in addition to those set forth in Sections 5.6 and 5.11 to allow the consummation of the transactions contemplated hereby.

     6.5. Litigation. NORTH STAR will notify BIG DIPPER in writing promptly after learning of any material action, suit, arbitration, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against it or any Subsidiary, or known by it to be threatened against it or any Subsidiary.

     6.6. Satisfaction of Conditions Precedent. NORTH STAR will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 10, and NORTH STAR will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     6.7. Regulatory Approvals. NORTH STAR will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which BIG DIPPER may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. NORTH STAR will use its best efforts to obtain, and to cooperate with BIG DIPPER in obtaining, all such authorizations, approvals and consents (including but not limited to any clearance from the Federal Trade Commission or the United States Department of Justice under the HSR Act.

     6.8. Investment Agreement. NORTH STAR shall use its best efforts to cause each of Clark McLeod, Mary McLeod and Art Christoffersen to execute and deliver to BIG DIPPER, at or prior to the Closing, an Investment Agreement in substantially the form of Exhibit 6.8 (the "INVESTMENT AGREEMENT"), including the Accredited Investor Questionnaire attached as Exhibit A thereto.

     6.9. Best Efforts on Warrants and Debentures. NORTH STAR shall use its best efforts to cause each holder of NORTH STAR Warrants to exercise all such NORTH STAR Warrants prior to the Closing for, and to cause each holder of NORTH STAR Convertible Debentures to convert all such NORTH STAR Convertible Debentures prior to the Closing into shares of NORTH STAR Common Stock. BIG DIPPER shall be entitled to review and comment, on a timely basis, on all communications that NORTH STAR intends to make to any NORTH STAR shareholder, any holders of NORTH STAR Warrants or any holders of NORTH STAR Convertible Debentures in connection with the Merger or the other transactions contemplated by this Agreement.

7.   BIG DIPPER PRECLOSING COVENANTS.

     During the period from the Agreement Date until the earlier to occur of
(i) the Effective Time or (ii) the termination of this Agreement in accordance with Section 11, BIG DIPPER covenants and agrees as follows:

     7.1. Advice of Changes. BIG DIPPER will promptly advise NORTH STAR in writing (a) of any event occurring subsequent to the Agreement Date that would render any representation or warranty of BIG DIPPER contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any material adverse change in BIG DIPPER's business, results of operations or financial condition; provided, however, that the delivery of any notice pursuant to this Section 7.1 shall not cure any breach of any representation or warranty or otherwise limit or affect the remedies available hereunder to NORTH STAR under this Agreement.

     7.2. Regulatory Approvals. BIG DIPPER will execute and file, or join in the execution and filing of, any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which NORTH STAR may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. BIG DIPPER will use its best efforts to obtain, and to cooperate with NORTH STAR to obtain, all such authorizations, approvals and consents (including but not limited to any clearance from the Federal Trade Commission or the United States Department of Justice under the HSR
     Act).

     7.3. Satisfaction of Conditions Precedent. BIG DIPPER will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9, and BIG DIPPER will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

     7.4. Necessary Consents. BIG DIPPER will use its best efforts to obtain such written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow BIG DIPPER to conduct NORTH STAR's business after the Closing in substantially the same manner as such business was conducted prior to the Closing.

     7.5. Litigation. BIG DIPPER will notify NORTH STAR in writing promptly after learning of any material action, suit, arbitration, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or governmental agency, initiated by or against BIG DIPPER or known by it to be threatened against it.

     7.6. MERGECO. BIG DIPPER will cause MERGECO to be promptly formed in accordance with Iowa law. Subject to BIG DIPPER's rights to terminate this Agreement and abandon the Merger for any reason in accordance with this Agreement (including without limitation the failure of any condition in Section 8 to be satisfied), to the fullest extent permitted by law, BIG DIPPER shall cause MERGECO and its Board of Directors to approve, execute and deliver all documents required to be executed and delivered by MERGECO pursuant to this Agreement.

8.   CLOSING MATTERS.

     8.1. The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions for consummation of the Merger (the "CLOSING") will take place at the offices of BIG DIPPER on the earliest date practicable after the satisfaction or waiver of the conditions to Closing set forth in Sections 9 and 10 hereof (the "CLOSING DATE"). Concurrently with the Closing, the Articles of Merger, the Plan of Merger, and any required officers' certificates and will be executed and filed in the office of the Iowa Secretary of State.

     8.2.  Exchange of Certificates.

          8.2.1. At the Closing, each holder of shares of NORTH STAR Common Stock will surrender to BIG DIPPER the certificate(s) for such shares (each a "NORTH STAR Certificate"), duly endorsed as requested by BIG DIPPER for cancellation. Promptly after the Effective Time (but in no event later than one business day thereafter) BIG DIPPER shall send by check or wire transfer (at the option of each holder of shares of NORTH STAR Common

          Stock) to each tendering holder cash in the amount payable to such holder under Section 2.1.1 and Section 2.1.2 in accordance with the written instructions provided by such holder to BIG DIPPER and shall mail certificates for the number of shares of BIG DIPPER Common Stock pursuant to Section 2.1.2.

          8.2.2. No dividends or distributions payable to holders of record of BIG DIPPER Common Stock after the Effective Time, or cash payable in lieu of fractional shares, will be paid to the holder of any unsurrendered NORTH STAR Certificate until such holder surrenders such NORTH STAR Certificate to BIG DIPPER as provided above.
          Subject to the effect, if any, of applicable escheat and other laws, following surrender of any NORTH STAR Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any dividends and distributions therefor paid with respect to BIG DIPPER Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery.

          8.2.3. After the Effective Time there will be no further registration of transfers on the stock transfer books of NORTH STAR. If, after the Effective Time, NORTH STAR Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 8.2.

          8.2.4. Until NORTH STAR Certificates representing NORTH STAR Common Stock outstanding prior to the Merger are surrendered pursuant to
          Section 8.2.1 above, such NORTH STAR Certificates will be deemed, for all purposes, to evidence ownership of the right to receive cash into which the NORTH STAR Common Stock would have been converted pursuant to Section 2.1.1, or the right to receive cash and/or the number of shares of BIG DIPPER Common Stock into which such NORTH STAR Common Stock would have been converted pursuant to Section 2.1.2, as applicable.

9.   CONDITIONS TO OBLIGATIONS OF NORTH STAR.

     NORTH STAR's obligations hereunder are subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions (any one or more of which may be waived by NORTH STAR, but only in a writing signed by NORTH STAR):

     9.1. Accuracy of Representations and Warranties. The representations and warranties of BIG DIPPER as set forth in section 4 (as qualified by the BIG DIPPER Disclosure Letter, as such may be amended in accordance with this Agreement to disclose changes that are not material) shall be true and accurate in every material respect on and as of the Closing with the same force and effect as if they had been made at the Closing and NORTH STAR shall have received a certificate to that effect executed by BIG DIPPER's President and Chief Financial Officer.

     9.2. Covenants. BIG DIPPER shall have performed and complied in all material respects with all of its covenants and agreements required by this Agreement to be performed or complied with by it at or before the Closing, and NORTH STAR shall have received a certificate to such effect signed by BIG DIPPER's President and Chief Financial Officer.

     9.3. Compliance with Law. There shall not be outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the transactions contemplated by this Agreement.

     9.4. Government Consents. BIG DIPPER, Clark McLeod and Mary McLeod, shall have fully complied with the applicable provisions of the HSR Act and any and all applicable waiting periods thereunder shall have expired or been terminated early. There shall have been obtained at or prior to the Closing Date such other permits or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the parties and the actions proposed to be taken under this Agreement, as may be required to lawfully consummate the proposed transaction, including but not limited to requirements under applicable federal and state securities laws.

     9.5. Opinion of BIG DIPPER's Counsel. NORTH STAR shall have received from counsel to BIG DIPPER an opinion in substantially the form of Exhibit
     9.5.

     9.6. No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of BIG DIPPER.

     9.7. BIG DIPPER Requisite Approvals. The principal terms of this Agreement shall have been approved and adopted by BIG DIPPER's Board of Directors in accordance with applicable law and BIG DIPPER's Certificate of Incorporation and Bylaws. The principal terms of the Plan of Merger shall have been approved and adopted by MERGECO's Board of Directors and shareholder in accordance with applicable law and MERGECO's Articles of Incorporation and Bylaws.

     9.8. Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal matters contemplated by this Agreement, including all closing documents, shall be reasonably acceptable to NORTH STAR's counsel and independent public accountants.

     9.9. No Material Adverse Change. There shall not have been any material adverse change in the financial condition, properties, assets, liabilities, business or operations of BIG DIPPER and its subsidiaries taken as a whole, other than any change (a) in the market price of the BIG DIPPER Common Stock or (b) that results from general economic conditions or conditions generally affecting the communications industry.

     9.10. NORTH STAR Requisite Approval. The principal terms of this Agreement shall have been approved by NORTH STAR's shareholders in accordance with applicable law and NORTH STAR's Articles of Incorporation and Bylaws.

     9.11. Fairness Opinion. The advice given to the Board of Directors of NORTH STAR by William Blair and Company described in Section 3.33 shall not have been withdrawn.

10. CONDITIONS TO OBLIGATIONS OF BIG DIPPER. BIG DIPPER's obligations under this Agreement are subject to the fulfillment or satisfaction, at or prior to the Closing, of each of the following conditions (any one or more of which may be waived by BIG DIPPER, but only in a writing signed by BIG DIPPER).

     10.1. Accuracy of Representations and Warranties. The representations and warranties of NORTH STAR as set forth in section 3 (as qualified by the NORTH STAR Disclosure Letter, as such may be amended in accordance with this Agreement to disclose changes that are not material) shall be true and accurate in every material respect on and as of the Closing and BIG DIPPER shall have received a certificate to such effect executed by NORTH STAR's President and Chief Financial Officer.

     10.2. Covenants. NORTH STAR shall have performed and complied in all material respects with all of its covenants and agreements required by this Agreement to be performed or complied with by it at, on or before the Closing and BIG DIPPER shall have received a certificate to such effect signed by NORTH STAR's President and Chief Financial Officer.

     10.3. Compliance with Law. There shall not be outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions, or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the transactions contemplated by this Agreement.

     10.4. Government Consents. NORTH STAR, Clark McLeod and Mary McLeod shall have fully complied with the applicable provisions of the HSR Act and any and all applicable waiting periods thereunder shall have expired or been terminated early. There shall have been obtained at or prior to the Closing Date such other permits or authorizations, and there shall have been taken such other action by any regulatory authority having jurisdiction over the parties and the actions proposed to be taken under this Agreement, as may be required to lawfully consummate the proposed transaction, including but not limited to requirements under applicable federal and state securities laws.

     10.5.  Opinion of NORTH STAR's Counsel.   BIG DIPPER shall have received
     from counsel to NORTH STAR an opinion in substantially the form of
     Exhibit 10.5.

     10.6. Consents. BIG DIPPER and/or NORTH STAR shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by BIG DIPPER to consummate the transactions contemplated by this Agreement and to allow the Surviving Corporation to conduct NORTH STAR's business after the Closing in substantially the same manner as such business was conducted prior to the Closing, including, without limitation, NORTH STAR's secured lender, Norwest Bank, N.A., in form and substance reasonably satisfactory to BIG DIPPER, consenting to the Merger.

     10.7. No Litigation. No litigation or proceeding shall be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which could be reasonably expected to have a material adverse effect on the present or future operations or financial condition of NORTH STAR.

     10.8. Requisite Approvals. The principal terms of this Agreement shall have been approved and adopted by NORTH STAR's Board of Directors and by NORTH STAR's shareholders in accordance with applicable law and NORTH STAR's Articles of Incorporation and Bylaws.

     10.9. Dissenting Shareholders. No more than five percent (5%) in the aggregate of the shares of NORTH STAR Common Stock issued and outstanding immediately prior to the Effective Time shall be NORTH STAR Dissenting Shares.

     10.10. Employment, Confidentiality and Non-Competition Agreement. Arthur Christoffersen shall have executed and delivered to BIG DIPPER an Employment, Confidentiality and Non-Competition Agreement, containing terms and conditions substantially similar to the terms and conditions of BIG DIPPER's standard Employment, Confidentiality and Non-Competition Agreement, in form and substance reasonably acceptable to BIG DIPPER.

     10.11. Confidentiality and Non-Competition Agreement. Jim Haddad and Tom Anderson shall each have executed and delivered to BIG DIPPER a Confidentiality and Non-Competition Agreement in form and substance reasonably acceptable to BIG DIPPER.

     10.12. Termination of Rights. Any registration rights, rights of first refusal, rights to any liquidation preference, redemption rights or any similar rights of any shareholder of NORTH STAR shall have been terminated or waived as of the Closing.

     10.13. Satisfactory Form of Legal and Accounting Matters. The form, scope and substance of all legal matters contemplated by this Agreement, including all closing documents, shall be reasonably acceptable to BIG DIPPER's counsel and independent public accountants.

     10.14. No Material Adverse Change. There shall not have been any material adverse change in the financial condition, properties, assets, liabilities, business or operations of NORTH STAR taken as a whole, other than any change that results from general economic conditions or conditions generally affecting the business being conducted by NORTH STAR.

     10.15. Fairness Opinion. The fairness opinion delivered to the Board of Directors of BIG DIPPER by its financial advisor shall not have been withdrawn.

     10.16. Conversion of Debentures and Exercise of Warrants. In the aggregate, at least 1,688,529 additional shares of NORTH STAR Common Stock shall have been validly issued pursuant to the conversion of NORTH STAR Convertible Debentures and the exercise of NORTH STAR Warrants and all such shares are fully paid and nonassessable.

     10.17. Investment Agreement. Each of Clark McLeod, Mary McLeod and Art Christoffersen shall have executed and delivered the Investment Agreement, including the Accredited Investor Questionnaire attached as Exhibit A thereto, to BIG DIPPER in accordance with Section 6.8.

     10.18. Shareholders Agreement. The Shareholders Agreement dated January 28, 1991, as amended, among certain shareholders of NORTH STAR shall have been terminated and shall be null and void and of no further effect.

     10.19. Audit of 1996 NORTH STAR Financial Statements. BIG DIPPER shall have received the final audit report of McGladrey & Pullen, LLP regarding the 1996 NORTH STAR Financial Statements.

11.  TERMINATION OF AGREEMENT.

     11.1. Termination. This Agreement may be terminated at any time prior to the Closing, whether before or after approval by the shareholders of NORTH STAR contemplated by this Agreement:

          11.1.1.  by the mutual written consent of NORTH STAR and BIG DIPPER.

          11.1.2. by BIG DIPPER or NORTH STAR if the Closing shall not have occurred on or before November 30, 1996, provided that the right to terminate this Agreement under this Section 11.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

          11.1.3. by NORTH STAR if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of BIG DIPPER and such breach has not been cured within ten business days after written notice to BIG DIPPER (provided that no cure period shall be required for a breach which by its nature cannot be cured).

          11.1.4. by BIG DIPPER if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of NORTH STAR and such breach has not been cured within ten business days after written notice to NORTH STAR (provided that no cure period shall be required for a breach which by its nature cannot be cured).

          11.1.5. by BIG DIPPER or NORTH STAR if any required approval of the shareholders of NORTH STAR shall not have been obtained.

          11.1.6. by BIG DIPPER or NORTH STAR if NORTH STAR shall have accepted or recommended to the shareholders of NORTH STAR a bona fide offer as defined in Section 5.4, in which case NORTH STAR shall pay the amount provided for in Section 5.4.

     Any termination of this Agreement under this Section 11.1 will be effective by the delivery of notice by the terminating party to the other party hereto.

     11.2. No Liability. Any termination of this Agreement in accordance with this Section 11 will be without further obligation or liability upon any party in favor of the other party hereto other than the obligations provided in Sections 5.4, 5.5 and this Section 11.2 which will survive termination of this Agreement; provided, however, that (i) nothing herein will limit the obligation of NORTH STAR and BIG DIPPER to use their best efforts to cause the Merger to be consummated, as set forth in Sections 5.11, 6.4, 6.6 7.3, and 7.4 hereof, respectively, (ii) nothing herein shall relieve any party from liability for any breach hereof, and (iii) each party shall be entitled to any remedies at law or in equity for such breach.

12.  GENERAL PROVISIONS.

     12.1. Nonsurvival of Representations and Warranties. All representations and warranties and agreements in this Agreement or in any instrument delivered pursuant to this provision shall be deemed to be conditions to the Merger and shall not survive the Merger except for the provisions of Articles 2 and 12, Sections 3.5, 5.7, 5.8, 5.11, 5.12, 8.2 and the last sentence of Section 5.2 and the agreements delivered pursuant to Sections 10.10 and 10.17, which shall survive the Merger.

     12.2. Governing Law. The internal laws of the State of Iowa (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties to this Agreement.

     12.3. Assignment, Binding Upon Successors and Assigns. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

     12.4. Severability. If any portion of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable so as to reasonably effect the intent of the parties. The parties further agree to replace such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

     12.5. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.6. Other Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party in this Agreement will be deemed cumulative, with and not exclusive of any other remedy conferred by this Agreement or by law. The exercise of any one remedy will not preclude the exercise of any other remedy.

     12.7. Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach of this Agreement or default in the performance of this Agreement will not be deemed to constitute a waiver of any other default or any succeeding breach or default.

     12.8. No Waiver. The failure of any party to enforce any of the provisions of this Agreement shall not be construed to be a waiver of the right of such party to enforce such provisions at a subsequent time.

     12.9. Expenses. Each party will bear its respective expenses and legal fees incurred with respect to this Agreement, and the transactions contemplated under this Agreement.

     12.10. Attorneys' Fees. If a suit is brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

     12.11. Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (1) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this section:

               If to BIG DIPPER:
               221 Third Avenue, S.E., Suite 500
               Cedar Rapids, IA 52401
               ATTN:  Stephen Gray

               If to NORTH STAR:
               201 Third Avenue, S.E., Suite 500
               Cedar Rapids, IA 52401
               ATTN:  Art Christoffersen and Jim Haddad

     or to such other address as a party may have furnished to the other parties in writing pursuant to this section.

     12.12. Construction of Agreement. This Agreement has been negotiated by the respective parties and their attorneys and the language of this Agreement and the related ancillary documents will not be construed for or against either party. A reference to a section or an exhibit will mean a section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings of this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

     12.13. Absence of Third Party Beneficiary Rights. No provisions of this Agreement (or any ancillary agreement) are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, partner or any party, unless specifically provided otherwise in this Agreement, and, except as so provided, all provisions of this Agreement (or any ancillary agreement) will be personal solely among the parties to this Agreement (or the applicable ancillary agreement).

     12.14. Entire Agreement. This Agreement and the related exhibits constitute the entire understanding and agreement of the parties with respect to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement.

MCLEOD,INC.


By: /s/ STEPHEN C. GRAY
   ----------------------------------
Name: Stephen C. Gray
     -------------------------------
Title: President
      ------------------------------


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
TELECOM*USA PUBLISHING GROUP, INC.

By: /s/ ARTHUR L. CHRISTOFFERSEN
    ---------------------------------
Name:  Arthur L. Christoffersen
     -------------------------------
Title: President
     -------------------------------

                                  EXHIBIT LIST



Exhibit A            Plan of Merger
Exhibit B            Articles of Merger
Exhibit 2.1.3        Deferred Compensation Program
Exhibit 3.5.1        List of Stockholders
Exhibit 3.5.2        List of Options, Warrants and Debentures
Exhibit 3.6          Subsidiaries
Exhibit 3.11         Title to Properties
Exhibit 3.13         Contracts and Commitments
Exhibit 3.15         Intellectual Property
Exhibit 3.20         Employee Benefit Plans
Exhibit 3.29         Insurance
Exhibit 5.8          Salaries and Bonuses
Exhibit 6.8          Investment Agreement
Exhibit 9.5          Opinion of Counsel
Exhibit 10.5         Opinion of Counsel

                 McLeod, Inc. agrees to furnish supplementally a copy of any of the exhibits listed above to the Commission upon request.